UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF SUSPENSION OF DUTY TO FILE REPORTS UNDER
 SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

333-139640
(Commission File Number)

N I S Holdings, Corp.
(Exact name of registrant as specified in its charter)

460 Park Avenue, 10th Floor New York, NY 10022 (212) 688-1007
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, Par Value $0.00025
 (Title of each class of securities covered by this Form)

None (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1) [ ]
Rule 12g-4(a)(2) [ ]
Rule 12h-3(b)(1)(i) [X]
Rule 12h-3(b)(1)(ii) [X]
Rule 15d-6 [ ]
Approximate number of holders of record as of the certification or notice date:  64

Pursuant to the requirements of the Securities Exchange Act of 1934, NIS Holdings, Corp. has caused this certification /notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 16, 2011                                                           By: /s/ Cristo Kiltsikis
Name: Cristo Kiltsikis
Title:   President